UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

BioSphere Medical, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIOSPHERE MEDICAL, INC.
1050 Hingham Street
Rockland, Massachusetts 02370

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2007

The 2007 annual meeting of stockholders of BioSphere Medical, Inc. will be held at Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on Thursday, May 10, 2007 at 9:00 a.m., Boston time, to consider and act upon the following matters:

1.                To elect eight directors to serve until the next annual meeting of stockholders.

2.                To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 23, 2007 are entitled to notice of, and to vote at, the meeting. Our stock transfer books will remain open for the purchase and sale of our common stock.

Our annual report to stockholders for the year ended December 31, 2006 is being mailed to stockholders with the mailing of this notice and proxy statement on or about April 11, 2007.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

RICHARD J. FALESCHINI
President and Chief Executive Officer

Rockland, Massachusetts
April 11, 2007

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and promptly mail it in the enclosed envelope in order to assure representation of your shares at the meeting. No postage need be affixed if the proxy card is mailed in the United States.

BIOSPHERE MEDICAL, INC.
1050 Hingham Street
Rockland, Massachusetts 02370

PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of BioSphere Medical, Inc. for use at the 2007 annual meeting of stockholders to be held on May 10, 2007 and at any adjournment or adjournments of that meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying notice of meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to our Secretary.

Our annual report for the year ended December 31, 2006 is being mailed to stockholders with the mailing of this notice and proxy statement on or about April 11, 2007.

You can find our annual report on Form 10-K for the year ended December 31, 2006 on the Internet at our website, www.biospheremed.com, or through the electronic data system of the Securities Exchange Commission, or SEC, called EDGAR, at www.sec.gov. You may also obtain a printed copy of our annual report on Form 10-K, free of charge, from us by sending a written request to Secretary, BioSphere Medical, Inc., 1050 Hingham Street, Rockland, Massachusetts 02370.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Who can vote at the annual meeting?	A.

To be able to vote, you must have been a stockholder of record at the close of business on March 23, 2007, the record date for our annual meeting. On the record date, there were outstanding 17,975,064 shares of common stock and 9,083 shares of series A preferred stock.

Q.	What are the voting rights of the holders of common stock?	A.

Holders of shares of our common stock on the record date will be entitled to cast one vote for each outstanding share of common stock then held on each matter considered at the annual meeting or any postponements or adjournments of the annual meeting.

Q.	What are the voting rights of the holders of series A preferred stock?	A.

Holders of shares of our series A preferred stock on the record date will vote together with the holders of our common stock as a single class and will be entitled to cast 250 votes for each outstanding share of series A preferred stock then held on each matter considered at the annual meeting or any postponements or adjournments of the annual meeting; provided that, pursuant to the certificate of designations of the series A preferred stock, no holder of series A preferred stock will be entitled to vote a number of shares that exceeds the aggregate purchase price paid by such holder for its shares of series A preferred stock, divided by $3.03.

Q.	How do I vote?	A.	If you are a record holder, meaning your shares are registered in your name, you may vote:
			(1)	Over the Internet: Follow the instructions on the enclosed proxy card. You must specify how you want your shares voted. Your shares will be voted according to your instructions.
(2)

By Mail:  Complete and sign your enclosed proxy card and return it by mail in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

			(3)	In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.
If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:
			(1)	Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.
			(2)	By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.
(3)

In Person at the Meeting:  Contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the meeting.  You will not be able to vote in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q.	Can I change my vote?	A.	Yes. You may revoke your proxy and change your vote at any time before the meeting. To do so, you must do one of the following:
			(1)	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.
			(2)	Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.
			(3)	Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request it.

Q.	Will my shares be voted if I don’t return my proxy?	A.

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by returning your proxy or voting by ballot at the meeting. If your shares are held in “street name,” your brokerage firm may under certain circumstances vote your shares if you do not return your proxy. Brokerage firms can vote customers’ unvoted shares on routine matters. If you do not return a proxy to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted. Your brokerage firm cannot vote your shares on any matter that is not considered routine.

Proposal 1, the election of directors, is considered a routine matter. We encourage you to provide voting instructions to your brokerage firm by giving your proxy to them. This ensures that your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

Q.	How many shares must be present to hold the meeting?	A.

Under our bylaws, the holders of a majority of the shares of capital stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the annual meeting. Shares of such capital stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.
Q.	What vote is required to approve each matter and how are votes counted?	A.	Proposal 1—Election of directors

The eight nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 1. You may:

			•	vote FOR all eight nominees;
			•	vote FOR one or more nominees and WITHHOLD your vote from one or more of the other nominees; or
			•	WITHHOLD your vote from all of the nominees.
Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.
Q.	Are there other matters to be voted on at the meeting?	A.

We do not know of any other matters that may come before the meeting other than the election of eight directors. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Where can I find the voting results?	A.	We expect to report the voting results in our Quarterly Report on Form 10-Q for the second quarter ending June 30, 2007, which we anticipate filing with the SEC in August 2007.
Q.	What are the costs of soliciting these proxies?

We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write to us at:

BioSphere Medical, Inc.
1050 Hingham Street
Rockland, Massachusetts 02370
Attn: Martin J. Joyce
(781) 681-7900

If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of January 31, 2007, with respect to the beneficial ownership of our common stock by each person known by us to own beneficially more than 5% of the outstanding shares of common stock and by (A) each director and nominee for director; (B) each executive officer named below in the Summary Compensation Table under the heading “Executive Compensation,” whom we refer to herein as our named executive officers; and (C) all our directors and executive officers as a group.

The number of shares of our common stock beneficially owned by each director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares which the individual has the right to acquire within 60 days after January 31, 2007 through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned	Common Stock Underlying Options Exercisable Within 60 Days	Common Stock Underlying Warrants	Common Stock Underlying Shares of Series A Preferred Stock	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (1)
5% Stockholders
Sepracor Inc. (2)	3,224,333	—	200,000	1,135,500	4,559,833	23.63%
84 Waterford Drive Marlborough, MA 01752
Stephen Feinberg (3)	1,559,268	—	200,000	1,135,500	2,894,768	15.00%
c/o Cerberus Capital Management, L.P. 299 Park Avenue New York, NY 10171
Clough Capital Partners L.P. (4)	1,403,796	—	—	—	1,403,796	7.82%
One Post Office Square, 40th Floor Boston, MA 02109
Black River Asset
Management LLC (5)	1,233,214	—	—	—	1,233,214	6.87%
12700 Whitewater Drive, Minnetonka, MN 55343
Directors and Named Executive Officers
Richard J. Faleschini (6)	161,153	228,400	—	—	389,553	2.14%
Timothy J. Barberich (7)	43,777	22,000	—	—	65,777	*
William M. Cousins, Jr. (8)	9,000	14,000	—	—	23,000	*
Marian L. Heard	—	—	—	—	—	—
Alexander M. Klibanov, Ph.D. (9)	15,000	16,000	—	—	31,000	*
John H. MacKinnon (10)	6,250	16,000	—	—	22,250	*
Riccardo Pigliucci (11)	13,000	26,000	—	—	39,000	*

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned	Common Stock Underlying Options Exercisable Within 60 Days	Common Stock Underlying Warrants	Common Stock Underlying Shares of Series A Preferred Stock	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (1)
David P. Southwell (12)	9,943	22,000	—	—	31,943	*
Gary M. Saxton (13)	104,098	70,000	—	—	174,098	*
Martin J. Joyce (14)	105,000	50,000	—	—	155,000	*
Peter C. Sutcliffe (15)	51,689	68,200	—	—	119,889	*
All current directors and executive officers as a group (11 persons) (16)	518,910	532,600	—	—	1,051,510	5.69%

                  * Represents holdings of less than one percent of our outstanding common stock.

        (1) Percentage of beneficial ownership is based on 17,957,964 shares of common stock outstanding as of January 31, 2007. Shares of common stock issuable upon conversion of shares of series A preferred stock within 60 days of January 31, 2007, or subject to options and warrants currently exercisable, or exercisable within 60 days of January 31, 2007, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

        (2) Information is based, in part, upon an Amendment No. 4 to Schedule 13D filed by Sepracor Inc. with the SEC on January 5, 2005.

        (3) Information is based, in part, upon an Amendment No. 2 to Schedule 13D filed by Stephen Feinberg with the SEC on November 22, 2004. Mr. Feinberg, through one or more intermediate entities, exercises sole voting and investment control with respect to all securities of our company held by Cerberus Partners, L.P. and Cerberus International, Ltd.

        (4) Information is based on Amendment No. 2 to Schedule 13G filed by Clough Capital Partners L.P., Clough Capital Partners LLC, Charles I. Clough, Jr., James E. Canty and Eric A. Brock on February 6, 2007. The securities listed under “Number of Shares of Common Stock Owned” include shares owned by investment companies, posted investment vehicles and other accounts for which Clough Capital Partners L.P. serves as investment adviser. Such shares may be deemed beneficially owned by (a) Clough Capital Partners L.P., (b) Clough Capital Partners LLC, the general partner of Clough Capital Partners, L.P., and (c) Messrs. Clough, Canty and Brock, the managing members of Clough Capital Partners LLC. Each such person disclaims beneficial ownership of such shares except to the extent of its respective pecuniary interest therein.

        (5) Information is based on Amendment No. 2 to Schedule 13G filed by Black River Asset Management LLC  with respect to shares of common stock owned by Black River Long/Short Fund Ltd. and the Black River Long/Short Opportunity Fund LLC.

        (6) Of the shares of common stock held by Mr. Faleschini, 150,000 shares are subject to a right of repurchase in our favor as of January 31, 2007.

        (7) Excludes 4,559,833 shares of common stock beneficially owned by Sepracor Inc., as to which such shares Mr. Barberich, Sepracor’s Chairman and Chief Executive Officer, disclaims beneficial ownership. Of the shares of common stock held by Mr. Barberich, 5,000 shares are subject to a right of repurchase in our favor as of January 31, 2007.

        (8) Of the shares of common stock held by Mr. Cousins, 5,000 shares are subject to a right of repurchase in our favor as of January 31, 2007.

        (9) Of the shares of common stock held by Mr. Klibanov, 5,000 shares are subject to a right of repurchase in our favor as of January 31, 2007.

  (10) Of the shares of common stock held by Mr. MacKinnon, 5,000 shares are subject to a right of repurchase in our favor as of January 31, 2007.

  (11) Of the shares of common stock held by Mr. Pigliucci, 5,000 shares are subject to a right of repurchase in our favor as of January 31, 2007.

  (12) Excludes 4,559,833 shares of capital stock beneficially owned by Sepracor Inc., as to which such shares Mr. Southwell, Sepracor’s Executive Vice President and Chief Financial Officer, disclaims beneficial ownership. Of the shares of common stock held by Mr. Southwell, 5,000 shares are subject to a right of repurchase in our favor as of January 31, 2007.

  (13) Of the shares of common stock held by Mr. Saxton, 100,000 shares are subject to a right of repurchase in our favor as of January 31, 2007.

  (14) Of the shares of common stock held by Mr. Joyce, 100,000 shares are subject to a right of repurchase in our favor as of January 31, 2007.

  (15) Of the shares of common stock held by Mr. Sutcliffe, 50,000 shares are subject to a right of repurchase in our favor as of January 31, 2007.

  (16) Excludes the 4,559,833 shares of capital stock beneficially owned by Sepracor Inc., as to which shares Messrs. Barberich and Southwell, executive officers of Sepracor, disclaim beneficial ownership. See footnotes (7) and (12) above.

PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS

Our board of directors is currently fixed at eight members. The persons named in the enclosed proxy will vote to elect as directors the eight nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies will vote to elect as directors the director nominees named below.

Each director will be elected to hold office until the 2008 annual meeting of stockholders and until his or her successor is duly elected and qualified. All of the nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our board of directors.

There are no family relationships between or among any of our officers or directors.

Set forth below are the name and age of each member of the board of directors, each of whom is nominated for reelection to the board of directors, and the positions and offices held by him or her, his or her principal occupation and business experience during the past five years, the names of other publicly held companies of which he or she serves as a director and the year of the commencement of his term as our director. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of January 15, 2007, appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Nominees for Director

Our board of directors recommends a vote “FOR” the election of each of the following nominees:

Timothy J. Barberich, age 59, has served as our director since our organization in December 1993. Mr. Barberich, a founder of Sepracor Inc., a specialty pharmaceutical company, has served as Chairman of Sepracor since October 1999, and has served as Chief Executive Officer and a director of Sepracor since January 1984. Mr. Barberich also served as President of Sepracor from January 1984 until October 1999. Mr. Barberich also currently serves as a director of Point Therapeutics, Inc., the Pharmaceutical Research and Manufacturers of America, and Gemin X Biotechnologies Inc.

William M. Cousins, Jr., age 82, has served as our director since January 1994. Since 1974, Mr. Cousins has served as President of William M. Cousins, Jr., Inc., a management consulting firm.

Richard J. Faleschini, age 60, has served as our President and Chief Executive Officer since November 2004 and as our director since March 2005. Prior to joining BioSphere, Mr. Faleschini served from 2003 to 2004 as Vice President and General Manager of American Medical Systems Gynecology, a business unit of American Medical Systems Holdings, Inc., a supplier of medical devices to physicians specializing in the treatment of urological and gynecological disorders. From 1999 to 2003, Mr. Faleschini served as Vice President, Marketing and Sales at American Medical Systems Holdings, Inc.

Marian L. Heard, age 66, has served as our director since June 2006. Since 2004, Ms. Heard has served as President and Chief Executive Officer of Oxen Hill Partners, an organization specializing in leadership development and brand enhancement programs. From February 1992 until July 2004, Ms. Heard served as President and Chief Executive Officer of the United Way of Massachusetts Bay and Chief Executive Officer of the United Way of New England. Ms. Heard also serves on the boards of directors of Blue Cross and Blue Shield of Massachusetts Inc., Liberty Mutual Insurance Company, CVS/Caremark Corporation and Sovereign Bank New England. She is a trustee of the New England Aquarium and the Dana-Farber Cancer Institute.

Alexander M. Klibanov, Ph.D., age 57, has served as our director since January 1994. Since 1979, Dr. Klibanov has been a faculty member of the Massachusetts Institute of Technology, where he is currently Professor of Chemistry and of Bioengineering. Dr. Klibanov is a member of the National Academy of Sciences and of the National Academy of Engineering.

John H. MacKinnon, age 66, has served as our director since October 2003. Mr. MacKinnon is currently retired. From 1968 to 1999, Mr. MacKinnon was employed by the firm of PricewaterhouseCoopers LLP, where, from 1978 to 1999, he served as a partner. Mr. MacKinnon is a certified public accountant. Mr. MacKinnon currently serves as a director of Lojack Corporation and National Datacomputer Corporation. Mr. MacKinnon also serves as a trustee of Emmanuel College, Labouré College and Blessed John XXIII National Seminary.

Riccardo Pigliucci, age 60, has served as our director since August 1995. From May 1999 to November 2005, Mr. Pigliucci served as Chairman and Chief Executive Officer of Discovery Partners International, a drug discovery services company. From February 1996 to April 1998, he served as Chief Executive Officer of Life Sciences International PLC, a global supplier of scientific equipment and consumables. Prior to that, Mr. Pigliucci served in a number of capacities at The Perkin-Elmer Corporation, now Applera Corporation, a global life sciences company, most recently as President and Chief Operating Officer. Mr. Pigliucci currently serves as a director of the Dionex Corporation.

David P. Southwell, age 46, has served as our director since January 1997 and as Chairman of our board of directors since March 2005. He has served as Executive Vice President and Chief Financial Officer of Sepracor Inc. since October 1995, and served as Senior Vice President and Chief Financial Officer of Sepracor from July 1994 to October 1995. From August 1988 until July 1994, Mr. Southwell was associated with Lehman Brothers Inc., a securities firm, in various positions with the investment banking division, including in the position of Vice President. Mr. Southwell is also a director of PTC Therapeutics, Inc. and serves on the Advisory Board of the Tuck School of Business at Dartmouth College.

CORPORATE GOVERNANCE

General

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the investor relations section of our website, www.biospheremed.com. Alternatively, you can request a copy of any of these documents by writing to: Secretary, BioSphere Medical, Inc., 1050 Hingham Street, Rockland, Massachusetts 02370.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of BioSphere and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•       the principal responsibility of the directors is to oversee the management of BioSphere;

•       a majority of the members of the board shall be independent directors, unless otherwise permitted by NASDAQ rules;

•       the independent directors meet at least twice a year and at other times at the request of any independent director;

•       directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•       at least annually, the board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that none of William M. Cousins, Jr., Alexander M. Klibanov, Ph.D., John H. MacKinnon, Riccardo Pigliucci or Marian L. Heard has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is an “independent director,” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules. The independent directors have selected Mr. MacKinnon to serve as our lead director.

Board and Committee Meetings

Our board of directors held seven meetings during 2006. Each director attended at least 75% of the total number of meetings of the board of directors and committees of the board of directors on which he or she served with the exception of Mr. Southwell, who attended 71% of the total number of meetings of the board of directors, and who is not a member of any committee of the board of directors.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that directors are expected to attend the Annual Meeting of Stockholders. All directors then in office attended our 2006 Annual Meeting of Stockholders.

Board Committees

Our board of directors has established four standing committees—audit, compensation, nominating and corporate governance, and science and technology. The audit, compensation and nominating and corporate governance committees all operate under a charter that has been approved by our board.

Our board of directors has determined that all of the members of each of our audit, compensation and nominating and corporate governance committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

Audit Committee

Our audit committee’s responsibilities include:

•       appointing, evaluating, setting the compensation of, assessing the independence of, and terminating our independent auditor;

•       overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from independent auditors;

•       reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;

•       monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•       establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting related complaints and concerns;

•       meeting independently with our internal accounting staff, independent auditors and management;

•       reviewing and approving any related person transactions; and

•       preparing the audit committee report required by SEC rules (which is included on pages 13-14 of this proxy statement).

The members of our audit committee are Mr. Cousins (Chairman), Dr. Klibanov and Mr. MacKinnon. Our board of directors has determined that each of Messrs. Cousins and MacKinnon is an “audit committee financial expert” as defined by applicable SEC rules. Our audit committee met 11 times during 2006.

Compensation Committee

Our compensation committee’s responsibilities include:

•       annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•       reviewing and approving, or making recommendations to our board with respect to, the compensation of our Chief Executive Officer and other executive officers;

•       overseeing an evaluation of our senior executives;

•       overseeing and administering our cash and equity incentive plans; and

•       reviewing and making recommendations to the board with respect to director compensation;

•       reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 16 of this proxy statement; and

•       preparing the compensation committee report required by SEC rules, which is included on page 33 of this proxy statement.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the headings “Executive Compensation” and “Director Compensation”.

The members of our compensation committee are Mr. Pigliucci (Chairman), Mr. Cousins and Ms. Heard. Our compensation committee met seven times during 2006.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities include:

•       identifying individuals qualified to become board members;

•       recommending to our board the persons to be nominated for election as directors and to each of the board’s committees;

•       reviewing and making recommendations to the board with respect to management succession planning;

•       developing and recommending to our board corporate governance principles; and

•       overseeing an annual evaluation of our board.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The members of our nominating and corporate governance committee are Mr. MacKinnon (Chairman), Mr. Cousins, Ms. Heard, Dr. Klibanov and Mr. Pigliucci. Our nominating and corporate governance committee met four times during 2006.

Science and Technology Committee

Our science and technology committee’s responsibilities include:

•       reviewing, evaluating and making recommendations to our board regarding our current and long-term research and development strategic goals and objectives;

•       identifying and discussing emerging science and technology issues and trends and their potential impact on our current and planned research and development efforts;

•       reviewing and assessing the capabilities of our key scientific personnel and the depth, breadth and sufficiency of our external scientific resources;

•       reviewing and assessing our approaches to acquiring and maintaining our technological position, including through licenses, collaborative arrangements, contracts, grants and the like;

•       reviewing and offering guidance with respect to our policies on science, research and development; and

•       providing oversight of our overall intellectual property portfolio and strategy on an ongoing basis.

The members of our science and technology committee are Dr. Klibanov (Chairman), Mr. Barberich and Mr. Pigliucci. Our science and technology committee met once during 2006.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in the committee’s charter and in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Our corporate governance guidelines provide that any director who reaches the age of 75 while serving as a director, and for each year thereafter that he or she continues to serve as a director, shall offer to tender his or her resignation to the board effective at the end of his or her then current term. The nominating and corporate governance committee shall then recommend to the board whether the board should accept the resignation based on a review of whether the individual continues to satisfy the board’s membership criteria. The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the nominating and corporate governance committee, c/o Corporate Secretary, BioSphere Medical, Inc., 1050 Hingham Street,

Rockland, Massachusetts 02370. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

At the annual meeting, stockholders will be asked to consider the election of Ms. Heard, who has been nominated for election as a director for the first time. In June 2006, our board appointed Ms. Heard as a new director. Ms. Heard was originally proposed to the nominating and corporate governance committee by the lead director, and the board determined to include her among its nominees.

Communicating with the Independent Directors

Our board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board (if an independent director), or the lead director (if one is appointed), or otherwise the chairman of the nominating and governance committee, with the assistance of our counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board (if an independent director), or the lead director (if one is appointed), or otherwise the chairman of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board should address such communications to the board of directors, c/o Corporate Secretary, BioSphere Medical, Inc., 1050 Hingham Street, Rockland, Massachusetts 02370.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.biospheremed.com.

Report of the Audit Committee

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2006 and discussed them with our management and our registered public accounting firm.

Our management is responsible for the preparation of BioSphere’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our registered public accounting firm is responsible for conducting an independent audit of our annual financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with Ernst & Young LLP, our registered public accounting firm, various matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61, as amended, requires our registered public accounting firm to discuss with the audit committee, among other things, the following:

•       methods to account for significant unusual transactions;

•       the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•       the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•       disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has received the written disclosures and the letter from our registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our registered public accounting firm their independence. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence.

Based on the review and discussions referred to above, the audit committee recommended to our Board that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee of the Board of Directors

William M. Cousins, Jr. (Chairman)
Alexander M. Klibanov, Ph.D.
John H. MacKinnon

Independent Auditors, Fees and Other Matters

Independent Auditors

Ernst & Young LLP, independent registered public accountants, audited our financial statements for the fiscal year ended December 31, 2006. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire and will also be available to respond to appropriate questions from stockholders.

Independent Auditor’s Fees

The following table summarizes the fees of Ernst & Young LLP, our independent auditor, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:

Fee Category	2006	2005
Audit Fees (1)	$229,985	$182,364
Audit-Related Fees (2)	$7,500	—
Tax Fees (3)	$24,900	$29,590
All Other Fees	—	—
Total Fees	$262,385	$211,954

(1)          Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)          Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to consultations concerning financial accounting and reporting standards.

(3)          Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to the preparation of original and amended tax returns for our foreign and domestic entities, accounted for $24,900 in 2006 and $19,000 in 2005. Tax advice and tax planning services relate to payroll tax and state sales and use tax issues. We incurred $10,590 for tax advice and tax planning services in 2005.

Pre-Approval Policy and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. The policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent auditor during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent auditor. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

POLICIES AND PROCEDURES FOR RELATED PERSONS TRANSACTIONS

In accordance with the terms of the charter of our audit committee, our audit committee is required to review all related person transactions on an ongoing basis and all such transactions must be approved by the audit committee. A related person transaction, as defined in Item 404(a) of Regulation S-K is any transaction, arrangement or relationship in which BioSphere is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

RELATED PERSON TRANSACTIONS

Pursuant to the terms of our certificate of incorporation, the series A preferred stock is entitled to a 6% dividend, which is payable on a quarterly basis in either cash or additional shares of Series A preferred stock, at our election. To date, we have elected to pay these dividends in shares of series A preferred stock, and as of December 31, 2006, we have issued as dividends 1,084 shares of series A preferred stock to Sepracor Inc. and affiliates of Cerberus Capital Management, L.P. Cerberus and Sepracor each are beneficial owners of more than five percent of our outstanding common stock. Messrs. Barberich and Southwell, directors of our company, are the Chairman and Chief Executive Officer, and the Executive Vice President and Chief Financial Officer, respectively, of Sepracor. Each of Messrs. Barberich and Southwell disclaims any beneficial ownership of the dividend securities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The principal objectives of our executive compensation program are:

•       to promote the achievement of our business goals, and, thereby, to maximize corporate performance and stockholder returns by seeking to align executive compensation with measurable business objectives and individual performance; and

•       to enable us to attract, retain and reward executive officers who are expected to contribute to our long-term success.

Our executive compensation philosophy is based on the principles of competitive and fair compensation and sustained performance. In March 2006, we retained the services of Aon Consulting, Inc. to evaluate and assess the extent to which our executive compensation programs are aligned with this philosophy and to make recommendations regarding ways to further align our compensation programs with our key objectives. To this end, we asked Aon to:

•       develop a competitive peer group;

•       review our executive compensation practices against such peer group;

•       prepare an analysis of equity practices using such peer group; and

•       provide a summary of, and recommendations concerning, long-term incentive plan alternatives.

With input from the chairman of our compensation committee, Aon developed a peer group of 12 medical device companies having a median market capitalization and median annual revenues that are approximately comparable with ours. The peer group companies are:  Acusphere, Inc., Aspect Medical Systems, Inc., ATS Medical, Inc., Conceptus, Inc., Diomed Holdings, Inc., Endocare, Inc., Micrus Endovascular, Natus Medical, Inc., Orthovita, Inc., Possis Medical, Inc., Rita Medical Systems and Urologix Inc. Aon benchmarked total compensation for our executive officers against the top four paid executives of the peer group companies, as reported in the most recent proxy statements of each company, and also benchmarked our equity practices against the peer group. Aon provided an analysis of compensation levels at the 25th, 50th and 75th percentiles among the peer group and assessed the compensation levels of our executive officers relative to these percentiles. The benchmark included an analysis of base salary, other annual cash compensation, long-term incentives, the allocation among all such forms of compensation and the allocation among different forms of cash and long-term compensation. On the basis of its analysis, Aon developed written recommendations that were presented to, and reviewed and approved by, our compensation committee at meetings held in March and May 2006. As such, we believe compensation for our executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities in comparable companies in our industry.

Our compensation program is designed to reward each executive officer based upon a combination of corporate performance and individual performance. Corporate performance is generally evaluated by reviewing the extent to which strategic goals are met, including the achievement of specified revenue and net income (loss) targets, product development and commercialization objectives, business development and financing initiatives and operational and financial goals. We generally evaluate individual performance by reviewing the extent to which specific, pre-determined individual performance criteria are achieved in each executive officer’s area of responsibility. Within each executive officer’s area of responsibility, individual performance goals are aligned with the corporate performance goals discussed above.

We have sought to structure our compensation program in a manner that allows us to accurately measure the extent to which these corporate and individual goals have been achieved and to reward our executive officers based on the attainment of these goals. For example:

•       We have previously awarded to each of our executive officers options to purchase shares of our common stock, the vesting of which options will occur upon the later of our achievement of a specific revenue target over a sustained period of time or seven years from the date of grant.

•       The determination of whether to pay annual incentive-based compensation awards to our executive officers for 2006, and the amount of such awards, was based upon our assessment of the extent to which each such executive officer met detailed written corporate goals and individual goals which were approved by our compensation committee.

•       Each executive officer was awarded performance-based restricted stock in 2006, which shares are subject to a right of repurchase by us that lapses with respect to some or all of such shares if we achieve a four-year cumulative total stockholder return that equals or exceeds the four-year cumulative total for a group of approximately 100 pre-selected medical device companies whose common stock is listed on the NASDAQ Global Market, referred to as the NASDAQ Medical Equipment Index, which we use in our annual report to stockholders for comparative stock performance purposes.

•       Our executive officers received an average increase in base salary of 16% for 2006 as compared to 2005 which increase reflects, among other things, the compensation committee’s determination to align executive compensation with the median salary of comparable companies based upon the benchmark analysis presented by Aon, our achievement of an increase in total revenue for 2005 of 31% when compared to 2004 and an increase in stock price of 108% from December 31, 2004 to December 31, 2005.

The chief executive officer’s role in the compensation process includes assisting the chairman of the compensation committee in planning the agenda and preparing relevant materials for each meeting of the compensation committee and attending all or portions of each meeting at the request of the compensation committee; provided that, our chief executive officer does not attend portions of any meeting in which our compensation committee is discussing his compensation or performance. In addition, our compensation committee seeks input from our chief executive officer with respect to, among other things:

•       the development of corporate and business performance objectives against which the payment of incentive-based compensation awards will be made and his assessment of the extent to which other officers have achieved such objectives; and

•       the chief executive officer’s assessment of executive compensation trends in subsegments of the medical device industry, including the overall blend of salary, incentive-based compensation and equity compensation within such group and his recommendations pertaining to our executive compensation program.

Elements of Compensation

Executive compensation generally consists of a combination of base salary, discretionary annual incentive-based compensation, stock-based incentives, severance and change-in-control payments, perquisites such as travel, relocation and temporary living expenses, and other benefits such as health, dental, disability and life insurance.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing information provided by Aon Consulting, determines independently what it believes to be the appropriate level and mix of the various compensation components.

Base Salary.   The base salaries that we pay to our executives are determined based on the level of responsibility required of each executive, his qualifications and experience, internal pay equity, the level of base salary paid by peer-group companies for similar positions and on historical compensation levels of the executive. We believe that base salaries, which provide to each executive officer current income, are a fundamental element of our executive compensation program. Generally, we believe that salaries for our named executive officers should be targeted near the median level of salaries for executives in comparable positions with comparable responsibilities at comparable companies, with adjustments for performance above our peer group. Based on Aon’s benchmark analysis in early 2006, we believe that the base salaries of our named executive officers are at approximately median levels for our peer group. Base salaries are reviewed at least annually by our compensation committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Increases in base salary, if any, are intended to ensure that our executive compensation structure remains aligned with our compensation objectives and are based upon actual corporate and individual performance compared against targeted performance, various subjective criteria and the compensation paid by peer-group companies.

Incentive-Based Awards.   Pursuant to employment agreements or offer letters with each of our executive officers, each such executive officer is eligible to receive an annual incentive-based cash award equal to a specified percentage of his then-current base salary based upon our determination that such executive has achieved specified corporate and individual objectives which are more fully described herein. The compensation committee may, in its sole discretion, pay less than the target amount if the executive fails to achieve the specified objectives and may also increase the incentive-based award paid to the executive officers above the amount. The incentive-based award has two components. One half of the incentive-based award is paid based on the achievement of revenue and net income or loss targets. Within this one half of the total target, revenue and net income or loss have individual weightings. Our executive officers are paid at one hundred percent for this component of the incentive-based award if the sales and net income or net loss targets are achieved, provided that no award will be made for revenue or net income loss performance below minimum specified amounts. Included in this component of the plan is a relative scale that reflects an increased award if the revenue target is exceeded, or a reduced award if the revenue target is not achieved. Additionally, this component of the plan also includes a scale that reflects an increased award if the net income or loss target is exceeded, or a reduced award if the net income or loss target is not achieved. The remaining one half of the incentive-based award is based on tactical goals to support our strategic plan. These tactical goals are weighted and evaluated at the end of the year with the remaining incentive-based award paid based on the achievement of these objectives. The target award as a percentage of base salary, and payouts for 2006 as a percentage of the target level, were as follows:

Name	Target Incentive Compensation Level as a Percentage of Base Salary(%)	2006 Incentive Compensation Awards	2006 Incentive Compensation Awards as a Percentage of Target (%)
Richard J. Faleschini	50%	$184,201	98%
Gary M. Saxton	40%	$99,125	95%
Martin J. Joyce	40%	$88,469	101%
Peter C. Sutcliffe	30%	$53,532	89%

Equity Compensation Awards.   Our stock award program is designed to align the long-term interests of our executive officers and our stockholders and to assist in the retention of qualified executives who are expected to add to the value of our company over time. Furthermore, we believe that equity compensation is a critical component of competitive compensation in the emerging medical device company industry in which we operate.

Our equity awards are made in the form of either restricted stock or options to purchase common stock. The size of awards is generally intended to reflect the executive’s position, level of responsibility, individual and company performance, the value of equity compensation awards relative to the executive officer’s overall compensation package and peer-group benchmarking.

We use equity compensation as a component of our overall compensation because we believe that granting competitively sized equity awards that are both time based and performance based, in which the executive realizes value based upon growth in the stock price, allows us to achieve our objectives of promoting sustained and long-term performance, increasing stockholder value and fostering retention of our executives.

Our compensation committee typically grants equity awards to each of our executive officers upon commencement of employment and annually in conjunction with its review of individual performance. This review generally takes place at a regularly scheduled meeting of the compensation committee held in the first quarter of each year.  All grants of equity awards to our executive officers are approved by the compensation committee.  The compensation committee sets the exercise price of all stock options to equal the closing price of our common stock on NASDAQ Global Market on the date of grant.  We do not have any program, policy or practice to time  option grants to our executive officers in coordination with our release of material nonpublic information.

In 2006, restricted stock awards and stock option grants as a percentage of total compensation and, in each case, as a percentage of total equity compensation for our executive officers was as follows:

Name	Restricted Stock Awards as a Percentage of Total Compensation	Time-Based Options as a Percentage of Total Compensation	All Equity Compensation as a Percentage of Total Compensation
Richard J. Faleschini	13%	48%	61%
Gary M. Saxton	17%	31%	47%
Martin J. Joyce	20%	37%	57%
Peter C. Sutcliffe	16%	29%	45%

We have not adopted stock ownership guidelines for our executive officers or directors.

Time-Based and Performance-Based Stock Options.   We grant our executive officers stock options from time to time. All stock options granted to executive officers have an exercise price that is equal to the fair market value on the date that the award is made by the compensation committee. The vesting, or exercisability, of such stock options may be timed-based or performance-based, as follows:

•       Timed-based stock options vest, or become exercisable, in equal annual installments over a period of five years. In 2004, 2005 and 2006, we granted to each of our executive officers time-based stock option awards.

•       Performance-based stock options vest, or become exercisable, only upon the achievement of specified criteria. In 2004, we granted to our chief executive officer and chief operating officer, and in 2005 we granted to our chief financial officer and vice president of manufacturing, performance-based stock option awards. The shares underlying these stock option awards become exercisable with respect to one third of the shares on the first anniversary of the date on which revenue from the commercial sale of our products exceeds $25 million over a continuous 12-month period, which we refer to as the revenue benchmark, and thereafter the remaining two thirds of the shares underlying the award become exercisable in equal installments on the second and third anniversary of the revenue benchmark date. If the revenue benchmark does not occur then the option becomes fully exercisable on the seventh year anniversary of the grant date.

Performance-Based Restricted Stock Awards.   In 2006, we granted to each of our executive officers a restricted stock award which permitted the executive officer to purchase shares of our common stock at a nominal purchase price. Such shares are subject to repurchase by us, which repurchase right will lapse if, after four years, our common stock has appreciated in value relative to a peer index.

For a further description of the awards that we have made to our executive officers, see “Grants of Plan Based Awards—Description of Restricted Stock Awards, and—Description of Stock Option Awards.”

Employee Stock Purchase Program.   Executive officers are also eligible to participate in our 2000 employee stock purchase plan. The purchase plan is available to all of our eligible employees and generally permits participants to purchase shares of our common stock at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

Change-of-Control and Severance Payments.   Each of our executive officers is party to an agreement or offer letter that obligates us to make payments to such executive officer in the event of termination of such executive’s employment by us without cause in anticipation of, or within twelve months after, a change of control. Our stock incentive plans also allow for all then-unexercisable stock options and restricted stock awards held by our employees, including our executive officers, to accelerate in full upon a change of control. We have determined to provide for these change-of-control arrangements because we recognize that, as is the case with many publicly-held corporations, the possibility of a change in control of BioSphere exists and such possibility, and the uncertainty and questions which it may raise among our executive officers and employees, could result in the departure or distraction of executive officers or employees to the detriment of BioSphere and our stockholders. As a consequence, our compensation committee has determined to provide such change of control related benefits to reinforce and encourage the continued employment and dedication of our executive officers and employees without distraction from the possibility of a change in control and related events and circumstances. Through these change-of-control arrangements, our compensation committee has also sought to align the compensation of our executive officers and employees with the interests of our stockholders by allowing our executive officers and employees to participate with the stockholders in any appreciation in our value that is realized at the time of a change of control.

Our chief executive officer is party to an employment agreement with us that provides for the payment of severance upon a termination of his employment by us without cause or by the executive for good reason. In addition, restricted stock awards granted to each of our executive officers in 2006 also provide that a prorated portion of the shares subject to repurchase pursuant to such awards shall be subject to accelerated performance-based vesting in the event such executive officer is terminated without cause, leaves for good reason, dies or becomes disabled or his employment agreement, if any, is not renewed. We believe that our severance program is aligned with other similarly situated medical device companies.

For a further description of the foregoing arrangements, see “Summary Compensation Table—Employment Agreements and Arrangements with Executive Officers” and “Potential Payments Upon Termination or Change of Control.”

Other Compensation.   Our chief executive officer and our chief operating officer each receive an allowance for commuting and living expenses. Each of our executive officers also participates in benefit plans generally made available to our employees, including health, life, dental and disability insurance plans, and matching contributions in connection with our 401(k) retirement and savings plan.

Tax and Accounting Considerations.   Because we currently have a history of operating losses and we have net operating loss carryforwards that would have the effect of offsetting any future taxable gains, we generally do not consider the tax implications of our executive compensation programs to be meaningful to our operating or financial results. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. The compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

We account for equity compensation paid to our employees under the rules of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, referred to as SFAS 123(R), which requires us to measure and recognize compensation expense in our financial statements for all share-based payments based upon an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our chief executive officer, our chief financial officer and our other two most highly compensated executive officers, which we sometimes refer to herein as our named executive officers, during the last fiscal year:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Richard J. Faleschini	2006	$375,000	—	$31,661	$340,136	$184,201	—	$69,259	(4)	$1,000,257
President and Chief Executive Officer
Gary M. Saxton	2006	$260,018	—	$21,107	$136,399	$99,125	—	$101,597	(5)	$618,246
Executive Vice President and Chief Operating Officer
Martin J. Joyce	2006	$218,098	—	$21,107	$165,081	$88,469	—	$5,570	(6)	$498,325
Executive Vice President and Chief Financial Officer
Peter C. Sutcliffe	2006	$200,978	—	$10,553	$143,850	$53,532	—	$3,822		$412,735
Vice President, Manufacturing

(1)              Refer to Note 2 “Summary of Significant Accounting Policies” and Note 13 “Stock Plans” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for the relevant assumptions used to determine the valuation of our stock and option awards.

(2)              Amounts shown reflect incentive-based awards earned in 2006 pursuant to our annual incentive-based award program, which amounts were paid in March 2007.

(3)              Amounts shown include (a) the matching contributions made to the 401(k) savings plan on behalf of the named executive officers, and (b) the taxable portion of group life insurance payments made by the company on behalf of the executive officers.

(4)              Includes $44,633 in housing and commuting expenses incurred in fiscal 2006 and $20,803 in tax gross up payments relating to housing and commuting expenses incurred in fiscal 2006.

(5)              Includes $53,527 in housing and commuting expenses incurred in fiscal 2006 and $45,310 in tax gross up payments made in 2006 relating to housing and commuting expenses incurred in fiscal 2006, fiscal 2005 and fiscal 2004.

(6)              Includes $2,400 in payments received by Mr. Joyce under a benefit program pursuant to which employees who do not participate in our health insurance benefits are reimbursed for up to $200 per month to offset third party health insurance premiums.

Employment Agreements and Arrangements with Named Executive Officers

Mr. Faleschini.   On November 2, 2004, we entered into an employment agreement with Richard J. Faleschini which was amended on March 16, 2007 and April 5, 2007. Pursuant to such agreement, Mr. Faleschini was employed as our president and chief executive officer. The employment agreement had an initial term of one year, and is subject to automatic renewal thereafter for additional periods of one year unless either party elects not to renew the agreement. Under the terms of the employment agreement, Mr. Faleschini was paid an annual base salary of $300,000 for the initial term of one year, subject to increases thereafter as may be determined by the board or the compensation committee. Mr. Faleschini is entitled to an annual performance bonus in an amount equal to up to 50% of his then-current base salary and also had a guaranteed minimum bonus of 25% of his current salary for the first calendar year of the agreement. We also have agreed that for so long as Mr. Faleschini’s primary residence is more than 100 miles from our offices, he shall be entitled to receive an annual living allowance of $77,000, which may be used, in his discretion, to offset his commuting costs in connection with his travel from his primary residence to our offices and for temporary living and housing allowances relating to such commuting.  The agreement provides that Mr. Faleschini will be entitled to participate in all bonus and benefit programs which we establish for employees and for which he is otherwise eligible to participate.

In accordance with the terms of the agreement, in connection with the commencement of his service, Mr. Faleschini was granted an option to purchase 500,000 shares of common stock pursuant to the terms of our 1997 Stock Incentive Plan, as amended, or 1997 Plan, becoming exercisable in equal installments on the first five anniversaries of the date of grant. Also, in accordance with the terms of the agreement, in connection with the commencement of his service, Mr. Faleschini was granted an additional option to purchase 100,000 shares of common stock pursuant to the terms of the 1997 Plan, one third of which shares become exercisable on the first anniversary of the date on which revenue from the commercial sale of our products exceeds $25 million over a continuous 12-month period, referred to as the revenue benchmark, and thereafter the option shall become exercisable in equal thirds on the second and third anniversaries of achievement of such revenue benchmark; provided that, if on November 2, 2011 the revenue benchmark has not occurred, the option shall become exercisable in full. Each option is exercisable at a price equal to the closing price of the common stock on the NASDAQ Global Market on the date of grant, which was $2.55. The options have a term of ten years and vest and become exercisable as described above and subject to Mr. Faleschini’s continued employment, and the vested portion of such options terminate, if not exercised, 90 days after his employment ends.

The agreement provides that if we elect not to renew Mr. Faleschini’s agreement or terminate him without cause, or if Mr. Faleschini resigns for good reason, then for a period of one year after such termination we will continue to pay to Mr. Faleschini an amount equal to his then-current salary and the amount of his annualized bonus for the immediately preceding year. We will also continue to provide him benefits during such period. Our obligation to make such payments will immediately terminate if Mr. Faleschini breaches the terms of any non-competition or non-disclosure agreements with us.

The agreement provides that for a period of one year after the termination of employment for any reason, Mr. Faleschini will not engage in any business that is competitive with our embolotherapy business. Additionally, the agreement sets forth covenants regarding the assignment of inventions and nondisclosure of proprietary information.

On November 2, 2004, we also entered into an executive retention agreement with Mr. Faleschini which provides that if there is a change in control, as defined in the agreement, and Mr. Faleschini is terminated without cause in anticipation of, or within 12 months following, the change in control, then (a) Mr. Faleschini will receive an amount equal to the highest annual salary and bonus received by him during the five full fiscal years prior to the change in control, and (b) Mr. Faleschini will continue to receive, for a period of 12 months after termination of employment, benefits comparable to those he was receiving prior to termination, provided that if he becomes reemployed and is eligible to receive similar benefits, we will no longer be required to provide such benefits. Any severance payments made to Mr. Faleschini pursuant to his executive retention agreement will be in lieu of payments to which he may otherwise be entitled under his employment agreement.

Mr. Saxton.   On November 18, 2004, we entered into a letter agreement with Gary M. Saxton, which was amended on April 8, 2007, pursuant to which we offered Mr. Saxton employment as our vice president, marketing and sales. The agreement provides that Mr. Saxton shall be employed on an at-will basis and that either party may terminate the employment relationship, with or without cause, at any time, with or without notice. Under the terms of the agreement, Mr. Saxton is entitled to be paid an annual base salary of $195,000, subject to adjustment thereafter as may be determined by our board or compensation committee. Provided that Mr. Saxton is our employee at the time bonuses are customarily paid, Mr. Saxton is entitled to an annual performance bonus in an amount equal to up to 40% of his then-current base salary, based upon our evaluation of Mr. Saxton’s achievement of milestones and objectives to be mutually agreed upon on an annual basis by Mr. Saxton and the compensation committee. We also have agreed that for so long as Mr. Saxton’s primary residence is more than 100 miles from our offices, he shall be entitled to receive an annual living allowance of $81,000, which may be used, in his direction, to offset his commuting costs in connection with his travel from his primary residence to our offices and for temporary living and housing allowances relating to such commuting. Mr. Saxton is eligible to participate in all benefit programs that we establish and generally make available to our employees, including our health insurance plan, 401(k) plan and policies governing paid time off.

As consideration for Mr. Saxton’s execution of the agreement, Mr. Saxton was granted (i) an option to purchase 150,000 shares of common stock pursuant to the terms of our 1997 Plan, becoming exercisable in equal installments on each of the first five anniversaries of the date of grant and (ii) an option to purchase 50,000 shares of our common stock pursuant to the terms of our 1997 Plan, one third of which shares become exercisable on the first anniversary of the date on which revenue from the commercial sale of our products exceeds $25 million over a continuous 12-month period, referred to as the revenue benchmark, and thereafter the option shall become exercisable in equal thirds on the second and third anniversaries of the achievement of such revenue benchmark; provided that, if on June 14, 2012 the revenue benchmark has not occurred, the option shall vest in full. Each option is exercisable at a price equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant, which was $3.31. The options have a term of ten years and vest and become exercisable as described above and subject to Mr. Saxton’s continued employment, and the vested portion of such options terminate, if not exercised, 90 days after his employment ends.

In addition, the agreement provides that if we terminate Mr. Saxton’s employment without cause in anticipation of, or within 12 months after, a change in control (as such term is defined in the agreement), then for a period of one year after such termination we will continue to pay Mr. Saxton (i) his salary as in effect on the date of his termination and (ii) the amount of the annual bonus paid to Mr. Saxton for the fiscal year immediately preceding the date of his termination. The agreement further provides that, until the date that is 12 months after the date of such termination, we will also provide Mr. Saxton reimbursement for the share of the premium for group medical and dental coverage that is paid by us for active and similarly situated employees who receive the same type of coverage. Our obligation to make such payments or provide such benefits shall immediately terminate if Mr. Saxton breaches the non-competition, non-solicitation or non-disclosure provisions contained in the agreement.

The agreement provides that for the duration of Mr. Saxton’s employment with us and continuing for a period of one year after the termination or cessation of such employment for any reason, Mr. Saxton will not (i) engage in any business that is competitive with our business, (ii) solicit any of our employees to leave our employment or (iii) solicit for employment any person who was employed by us at the time of Mr. Saxton’s termination or cessation of employment, provided that clause (iii) shall not apply to the solicitation of any individual whose employment with us has been terminated for a period of at least six months. The agreement also sets forth covenants regarding non-disclosure of proprietary information and the assignment of inventions.

Mr. Joyce.   On June 14, 2005, we entered into a letter agreement with Martin J. Joyce, pursuant to which we offered Mr. Joyce continued employment as our vice president and chief financial officer. The agreement supersedes the terms of any prior agreements purporting to set forth the terms and conditions of his employment with us.

The agreement provides that Mr. Joyce shall be employed on an at-will basis and that either party may terminate the employment relationship, with or without cause, at any time, with or without notice. Under the terms of the agreement, Mr. Joyce continued to receive an annual base salary of $196,838, subject to adjustment thereafter as may be determined by our board or compensation committee. Provided that Mr. Joyce is our employee at the time bonuses are customarily paid, Mr. Joyce is entitled to an annual performance bonus based upon our evaluation of Mr. Joyce’s achievement of milestones and objectives to be mutually agreed upon on an annual basis by Mr. Joyce and the compensation committee. The agreement initially provided for such bonus to be in an amount equal to up to 30% of his then current base salary and was subsequently increased by the compensation committee to 40% of his then current base salary. Mr. Joyce is eligible to participate in all benefit programs that we establish and generally make available to our employees, including our health insurance plan, 401(k) plan and policies governing paid time off.

As consideration for Mr. Joyce’s execution of the agreement, Mr. Joyce was granted (i) an option to purchase 100,000 shares of common stock pursuant to the terms of our 1997 Plan, becoming exercisable in equal installments on each of the first five anniversaries of the date of grant and (ii) an option to purchase 50,000 shares of our common stock pursuant to the terms of our 1997 Plan, one third of which shares become exercisable on the first anniversary of the date on which revenue from the commercial sale of our products exceeds $25 million over a continuous 12-month period, also known as the revenue benchmark, and thereafter the option shall become exercisable in equal thirds on the second and third anniversaries of the achievement of such revenue benchmark; provided that, if on June 14, 2012 the revenue benchmark has not occurred, the option shall vest in full. Each option is exercisable at a price equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant, which was $4.49. The options have a term of ten years and vest and become exercisable as described above and subject to Mr. Joyce’s continued employment, and the vested portion of such options terminate, if not exercised, 90 days after his employment ends.

In addition, the agreement provides that if we terminate Mr. Joyce’s at-will employment without cause in anticipation of, or within 12 months after, a change in control (as such terms are defined in the agreement), then we will continue to pay Mr. Joyce (i) his salary as in effect on the date of his termination and (ii) the amount of the annual bonus paid to Mr. Joyce for the fiscal year immediately preceding the date of his termination. The agreement further provides that, until the date that is twelve months after the date of such termination, we will also provide Mr. Joyce reimbursement for the share of the premium for group medical and dental coverage that is paid by us for active and similarly situated employees who receive the same type of coverage. Our obligation to make such payments or provide such benefits shall immediately terminate if Mr. Joyce breaches the non-competition, non-solicitation or non-disclosure provisions contained in the agreement.

The agreement provides that for the duration of Mr. Joyce’s employment with us and continuing for a period of one year after the termination or cessation of such employment for any reason, Mr. Joyce will not (i) engage in any business that is competitive with our business, (ii) solicit any of our employees to leave our employment or (iii) solicit for employment any person who was employed by us at the time of Mr. Joyce’s termination or cessation of employment, provided that clause (iii) shall not apply to the solicitation of any individual whose employment with us has been terminated for a period of at least six months. The agreement sets forth covenants regarding non-disclosure of proprietary information and the assignment of inventions.

Mr. Sutcliffe.   On June 14, 2005, we entered into a letter agreement with Peter C. Sutcliffe, pursuant to which we offered Mr. Sutcliffe continued employment as our vice president, operations. The agreement supersedes the terms of any prior agreements purporting to set forth the terms and conditions of his employment with us.

The agreement provides that Mr. Sutcliffe shall be employed on an at-will basis and that either party may terminate the employment relationship, with or without cause, at any time, with or without notice. Under the terms of the agreement, Mr. Sutcliffe continued to receive an annual base salary of $189,960, subject to adjustment thereafter as may be determined by our board or compensation committee. Provided that Mr. Sutcliffe is our employee at the time bonuses are customarily paid, Mr. Sutcliffe is entitled to an annual performance bonus in an amount equal to up to 30% of his then-current base salary, based upon our evaluation of Mr. Sutcliffe’s achievement of milestones and objectives to be mutually agreed upon on an annual basis by Mr. Sutcliffe and the compensation committee. Mr. Sutcliffe is eligible to participate in all benefit programs that we establish and generally make available to our employees, including our health insurance plan, 401(k) plan and policies governing paid time off.

As consideration for Mr. Sutcliffe’s execution of the agreement, Mr. Sutcliffe was granted (i) an option to purchase 100,000 shares of common stock pursuant to the terms of our 1997 Plan, becoming exercisable in equal installments on each of the first five anniversaries of the date of grant and (ii) an option to purchase 50,000 shares of our common stock pursuant to the terms of the 1997 Plan, one third of which shares become exercisable on the first anniversary of the date on which revenue from the commercial sale of our products exceeds $25 million over a continuous 12-month period, referred to as the revenue benchmark, and thereafter the option shall become exercisable in equal thirds on the second and third anniversaries of the achievement of the revenue benchmark; provided that, if on June 14, 2012 the revenue benchmark has not occurred, the option shall vest in full. Each option is exercisable at a price equal to the closing price of our common stock on The NASDAQ Global Market on the date of grant, which was $4.49. The options have a term of ten years and vest and become exercisable as described above and subject to Mr. Sutcliffe’s continued employment with us, and the vested portion of such options terminate, if not exercised, 90 days after his employment ends.

In addition, the agreement provides that if we terminate Mr. Sutcliffe’s at-will employment without cause in anticipation of, or within 12 months after, a change in control (as such terms are defined in the agreement), then we will continue to pay Mr. Sutcliffe (i) his salary as in effect on the date of his termination and (ii) the amount of the annual bonus paid to Mr. Sutcliffe for the fiscal year immediately preceding the date of his termination. The agreement further provides that, until the date that is twelve months after the date of such termination, we will also provide Mr. Sutcliffe reimbursement for the share of the premium for group medical and dental coverage that is paid by us for active and similarly situated employees who receive the same type of coverage. Our obligation to make such payments or provide such benefits shall immediately terminate if Mr. Sutcliffe breaches the non-competition, non-solicitation or non-disclosure provisions contained in the agreement.

The agreement provides that for the duration of Mr. Sutcliffe’s employment with us and continuing for a period of one year after the termination or cessation of such employment for any reason, Mr. Sutcliffe will not (i) engage in any business that is competitive with our business, (ii) solicit any of our employees to leave our employment or (iii) solicit for employment any person who was employed by us at the time of Mr. Sutcliffe’s termination or cessation of employment, provided that clause (iii) shall not apply to the solicitation of any individual whose employment with us has been terminated for a period of at least six months. The agreement also sets forth covenants regarding non-disclosure of proprietary information and the assignment of inventions.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made to our named executive officers during 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	All Other Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing price of Stock on Grant	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Date ($/Sh)	Awards ($)(2)
Richard J. Faleschini	June 1, 2006(3)	—	$187,500	—	37,500	37,500	150,000	—	—	$0.01	$6.02	$217,171
	March 9, 2006(4)	—	—	—	—	—	—	—	142,000	$7.08	$7.08	$768,291
Gary M. Saxton	June 1, 2006(3)	—	$104,000	—	25,000	25,000	100,000	—	—	$0.01	$6.02	$144,781
	March 9, 2006(4)	—	—	—	—	—	—	—	50,000	$7.08	$7.08	$270,525
Martin J. Joyce	June 1, 2006(3)	—	$87,200	—	25,000	25,000	100,000	—	—	$0.01	$6.02	$144,481
	March 9, 2006(4)	—	—	—	—	—	—	—	50,000	$7.08	$7.08	$270,525
Peter C. Sutcliffe	June 1, 2006(3)	—	$60,300	—	12,500	12,500	50,000	—	—	$0.01	$6.02	$72,390
	March 9, 2006(4)	—	—	—	—	—	—	—	25,000	$7.08	$7.08	$135,263

(1)              Represents shares of restricted common stock.

(2)              Refer to Note 2 “Summary of Significant Accounting Policies” and Note 13 “Stock Plans” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for the relevant assumptions used to determine the valuation of our stock and option awards.

(3)              Award granted under the 2006 Plan.

(4)              Award granted under the 1997 Plan.

Description of Restricted Stock Awards.   On June 1, 2006, our board, upon the recommendation of our compensation committee, awarded restricted common stock to each of our named executive officers pursuant to our 2006 Stock Incentive Plan as follows:

Name	Number of Shares of Restricted Common Stock Awarded
Richard J. Faleschini	150,000
Gary M. Saxton	100,000
Martin J. Joyce	100,000
Peter C. Sutcliffe	50,000

The shares of restricted stock were sold to each named executive officer for a purchase price of $0.01 per share. We have the right to repurchase from each executive officer all or a portion of the shares underlying his award at a repurchase price equal to $0.01 per share. Our repurchase right will lapse with respect to all of a portion of the shares underlying each award under certain circumstances described below.

Except as provided herein, shares of common stock underlying each Award will become free of our repurchase right, or “vest,” as follows:

•       25% of the shares of common stock underlying each award will vest on June 1, 2010, which we refer to as the vesting measurement date, if on such date the four-year cumulative total stockholder return on our common stock is equal in dollar amount to the four-year cumulative total return for the NASDAQ Medical Equipment Index, which we use in this proxy statement for comparative stock performance purposes and which we refer to herein as the NASDAQ index, assuming the investment of $100 on June 1, 2006 in our common stock and the NASDAQ index and assuming the reinvestment of all dividends.

•       An additional 1.6304% of the shares of common stock underlying each award will vest on the vesting measurement date for each one percentage that the four-year cumulative total stockholder return on our common stock exceeds the four-year cumulative total return for the NASDAQ index, assuming the investment of $100 on June 1, 2006 in our common stock and the NASDAQ index and assuming the reinvestment of all dividends.

In the event that an executive officer’s employment is terminated by us (i) as a result of our written determination to not renew our employment agreement with the named executive officer (in the case of Mr. Faleschini), (ii) without cause (as defined), (iii) by such executive officer for good reason (as defined) or (iv) due to the death or disability (as defined) of such executive officer, which we collectively refer to as the termination event, then in each case a prorated portion of the original number of shares underlying such executive officer’s award shall be subject to performance-based vesting, such prorating to be based upon the number of months of service by such executive officer between June 1, 2006 and the date of the termination event, which we refer to as the termination event date. For purposes of determining whether the shares of common stock underlying such prorated award will vest and become free of the repurchase right, the vesting measurement date shall be deemed to be the termination event date rather than June 1, 2010.

Pursuant to the terms of the 2006 Plan, in the event of a change of control, sale of all or substantially all of our assets, a complete liquidation or other acquisition event (as defined in the 2006 Plan), all of the shares of common stock underlying each award shall become immediately free of our repurchase right without regard to whether the performance-based measurements set forth above have been achieved.

Description of Option Awards.   On March 9, 2006, our board, upon the recommendation of our compensation committee, awarded stock option awards to each of our named executive officers as follows pursuant to our 1997 Plan:

Name	Number of Stock Options Awarded
Richard J. Faleschini	142,000
Gary M. Saxton	50,000
Martin J. Joyce	50,000
Peter C. Sutcliffe	25,000

Each stock option award entitles the recipient to purchase the number of shares of our common stock set forth next to his name above at an exercise price of $7.08 per share, which was equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant.

The shares of common stock underlying each stock option award will become exercisable, or “vest” in equal annual installments on March 9 of each year beginning on March 9, 2007 and ending on March 9, 2011, provided that, the vesting of each stock option award will immediately cease upon the executive officer’s termination of employment with us for any reason. If the executive officer ceases to be employed by us, his right to exercise the then vested portion of the stock option award will generally terminate three months after such cessation of employment except in the case of death or disability of the executive, in which event his or his estate’s right to exercise the vested portion of the stock option award will terminate one year after such death or disability. Each stock option award has a term of ten years and will not be exercisable by the recipient after March 9, 2016.

Pursuant to the terms of the 1997 Plan, in the event of a change of control, sale of all or substantially all of our assets, a complete liquidation or other acquisition event (as defined in the 1997 Plan), the shares of common stock underlying each stock option award shall immediately become fully vested and exercisable.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding equity awards at fiscal year end for our named executive officers:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard J. Faleschini	200,000(1)	400,000	(1)	—	$2.55	November 2, 2014	—	—	150,000	(5)	$1,000,500
	—	142,000	(2)	—	$7.08	March 9, 2016
Gary M. Saxton	60,000(3)	140,000	(3)	—	$3.31	November 18, 2014	—	—	100,000	(5)	$667,000
	—	50,000	(2)	—	$7.08	March 9, 2016
Martin J. Joyce	20,000(2)	30,000	(2)	—	$3.25	September 16, 2014	—	—	100,000	(5)	$667,000
	20,000(4)	130,000	(4)	—	$4.49	June 14, 2015
	—	50,000	(2)	—	$7.08	March 9, 2016
Peter C. Sutcliffe	43,200(2)	10,800	(2)	—	$3.29	October 21, 2012	—	—	50,000	(5)	$333,500
	20,000(4)	130,000	(4)	—	$4.49	June 14, 2015
	—	25,000	(2)	—	$7.08	March 9, 2016

(1)             Represents (i) an option for 500,000 shares that vests and becomes exercisable in five equal installments on the first, second, third, fourth and fifth anniversaries of the date of grant and (ii) an option for 100,000 shares, one-third of which will vest and becomes exercisable on the first anniversary of the date on which revenue from the commercial sale of our products exceeds $25 million over a continuous 12-month period, referred to as the revenue benchmark, after which time the option vests in equal thirds on the second and third anniversaries of achievement of the revenue benchmark, provided that if, on November 2, 2011 the revenue benchmark has not been achieved, the option shall vest in full. Unexercised options expire ten years from the date of the grant.

(2)             Option vests and becomes exercisable in five equal annual installments on the first, second, third, fourth and fifth anniversaries of the date of grant.

(3)             Represents (i) an option for 150,000 shares that vests and becomes exercisable in equal installments on each of the first five anniversaries of the date of grant, and (ii) an option for 50,000 shares, one-third of which will vest and become exercisable on the first anniversary of the revenue benchmark, and thereafter vests and becomes exercisable on each of the second and third anniversaries of the achievement of such revenue benchmark; provided that, if on November 18, 2011 the revenue benchmark has not occurred, the option shall vest in full. Unexercised options expire ten years from the date of the grant.

(4)             Represents (i) an option for 100,000 shares that vests and becomes exercisable in equal installments on each of the first five anniversaries of the date of grant, and (ii) an option for 50,000 shares, one-third of which will vest and become exercisable on the first anniversary of the date on which revenue from the commercial sale of BioSphere products exceeds $25 million over a continuous 12-month period, known as the Revenue Benchmark, and thereafter vests and becomes exercisable on each of the second and third anniversaries of the achievement of such revenue benchmark; provided that, if on June 14, 2012 the Revenue Benchmark has not occurred, the option shall vest in full. Unexercised options expire ten years from the date of the grant.

(5)             Award shall become free of BioSphere’s repurchase right, or “vest” upon the achievement of certain performance conditions. See “Executive Compensation—Grants of Plan Based Awards—Description of Restricted Stock Awards.”

Option Exercises and Stock Vested

No stock options were exercised by, and no shares of restricted stock vested with respect to, our named executive officers during 2006.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified deferred contribution plans or other deferred compensation plans maintained by us, except as described below under “Potential Payments Upon Termination or Change of Control”.

Potential Payments Upon Termination or Change of Control

Each of our named executive officers is party to an employment agreement or offer letter that provides for payments in the event of termination of such executive’s employment in connection with a change of control. Additionally, our chief executive officer is party to an employment agreement with us that provides for the payment of severance upon a termination of his employment by us without cause or by him for good reason.

Severance Agreement with Mr. Faleschini.   Our employment agreement with Mr. Faleschini provides that if we elect not to renew Mr. Faleschini’s agreement or terminate him without cause, or if Mr. Faleschini resigns for good reason, then we will continue to pay his salary as in effect at the date of termination and the amount of his annualized bonus for the immediately preceding year, and continue to provide him benefits, until the date 12 months after the date of termination; provided that our obligations to make such payments will immediately terminate if Mr. Faleschini breaches the terms of any non-competition or non-disclosure agreements with us.

Assuming Mr. Faleschini’s employment was terminated under any of the foregoing circumstances on December 31, 2006, the cash payments we would be obligated to make to Mr. Faleschini would have an estimated value of $525,000 and the benefits we would provide would have an estimated value of $17,569.

Change-of-Control Agreements.   Our executive retention agreement with Mr. Faleschini provides that if there is a change in control, as defined in the agreement, and Mr. Faleschini is terminated without cause within 12 months following the change in control, then (a) Mr. Faleschini will receive an amount equal to the highest annual salary and bonus received by him during the five full fiscal years prior to the change in control, and (b) Mr. Faleschini will continue to receive, for a period of 12 months after termination of employment, benefits comparable to those he was receiving prior to termination, provided that if he becomes employed elsewhere during such 12-month period and is eligible to receive similar benefits, we will no longer be required to provide such benefits. Any severance payments made to Mr. Faleschini pursuant to his executive retention agreement will be in lieu of payments to which he may otherwise be entitled under his employment agreement.

Our offer letters with each of Messrs. Saxton, Joyce and Sutcliffe provide that if we terminate the executive’s at-will employment without cause in anticipation of, or within 12 months after, a change in control, as defined in the agreement, then we will continue to pay such executive (i) his salary as in effect on the date of his termination and (ii) the amount of the annual bonus paid to such executive for the fiscal year immediately preceding the date of his termination. Each offer letter further provides that, until the date that is 12 months after the date of such termination, we will also provide such executive with reimbursement for the share of the premium for group medical and dental coverage that is paid by us for active and similarly situated employees who receive the same type of coverage. Our obligation to make such payments or provide such benefits under each agreement shall immediately terminate if the executive officer breaches the non-competition, non-solicitation or non-disclosure provisions contained in his agreement.

Assuming that the employment of each of Messrs. Faleschini, Saxton, Joyce and Sutcliffe was terminated in connection with a change of control on December 31, 2006, the payments and benefits we would be obligated to make to each such executive officer would have an estimated value as follows:

Name	Cash Severance ($)	Reimbursement of Benefits ($)
Richard J. Faleschini	$525,000	$17,569
Gary M. Saxton	$349,000	$15,247
Martin J. Joyce	$277,000	$1,500
Peter C. Sutcliffe	$258,000	$9,691

Equity Acceleration Rights.   Our stock incentive plans also allow for all then-unexercisable stock options and restricted stock awards held by our employees to accelerate in full upon a change of control. In addition, the restricted stock awards granted to each of our executive officers in 2006 provide that a prorated portion of the shares subject to repurchase pursuant to such awards shall be subject to accelerated performance-based vesting in the event such executive officer is terminated without cause, leaves for good reason, dies or becomes disabled or his employment agreement, if any, is not renewed. At present, the executive officers hold the following unvested stock option and restricted stock awards that would become vested upon a change of control or pursuant to certain events of termination. For purposes of this table, the unrealized value of unvested stock options and restricted stock awards was calculated by multiplying the number of shares of common stock subject to the award by the closing price of the common stock on December 31, 2006 and then deducting, in the case of stock options, the exercise price thereof.

Name	No. of Shares Underlying Unvested Stock Options Subject to Full Acceleration on Change of Control (#)	No. of Shares of Unvested Restricted Stock Subject to Full Acceleration on a Change of Control (#)	Value of Unvested Stock Options and Restricted Stock Subject to Full Acceleration on Change of Control ($)	Number of Shares of Unvested Restricted Stock Subject to Prorated Vesting on Termination Events (#)	Value of Unvested Restricted Stock Subject to Prorated Vesting on Termination Events ($)
Richard J. Faleschini	542,000	150,000	$2,652,500	9,046	$60,337
Gary M. Saxton	190,000	100,000	$1,138,800	6,030	$40,220
Martin J. Joyce	210,000	100,000	$1,054,600	6,030	$40,220
Peter C. Sutcliffe	165,800	50,000	$654,812	3,015	$20,110

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Timothy J. Barberich	$22,000	$17,900	$26,951	—	—	—	$66,851
William M. Cousins, Jr.	$56,400	$17,900	$26,951	—	—	—	$101,251
Marian L. Heard	$14,500	—	$42,475	—	—	—	$56,975
Alexander M. Klibanov	$47,500	$17,900	$26,951	—	—	—	$92,351
John H. MacKinnon	$54,000	$17,900	$26,951	—	—	—	$98,851
Riccardo Pigliucci	$34,500	$17,900	$26,951	—	—	—	$79,351
David Southwell	$19,500	$17,900	$26,951	—	—	—	$64,351

Retainers, Meeting Fees and Reimbursement of Expenses.   For service on the board, each of our non-employee directors receives a quarterly retainer of $3,000, plus $1,000 for each board meeting attended, either in person or telephonically. Each committee member receives $1,000 per committee meeting with the exception of the members of the audit committee who each receive $1,500 per meeting. Additionally, each committee chairman receives an annual retainer equal to $8,000, in the case of the chair of the audit committee, and $2,500, in the case of the chair of each of the compensation committee, nominating and corporate governance committee and science and technology committee. Each of our non-employee directors is also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors. Retainers and meeting fees are not paid to directors who are our officers or employees.

Director Equity Compensation Program.   Currently, all of our outside directors are eligible to participate in our 2006 Plan. The 2006 Plan provides for the automatic grant of options to each member of the board who is not our employee or an employee of any of our subsidiaries. On the commencement of service on the board, each non-employee director will receive a non-statutory stock option to purchase 15,000 shares of common stock, subject to adjustment for changes in capitalization. In addition, on the date of each annual meeting of stockholders, each non-employee director who is both serving as a director immediately before and immediately after such meeting will receive a non-statutory stock option to purchase 5,000 shares of common stock and a restricted stock award for 2,500 shares of common stock, subject to adjustment for changes in capitalization; provided, however, that a non-employee director will not be eligible to receive this annual option or restricted stock grant unless such director has served on our board for at least six months. The board retains the specific authority to from time to time to increase or decrease the number of shares subject to options and restricted stock awards granted to non-employee directors under the 2006 Plan, however, the maximum number of shares with respect to which awards may be granted to each non-employee director is 50,000 per calendar year. Options automatically granted to non-employee directors will (i) have an exercise price equal to the closing price on the day of grant, (ii) in the case of the initial grant, vest in five equal annual installments beginning on the first anniversary of the date of grant, (iii) in the case of subsequent annual grants, vest in full on the date of grant, (iv) expire on the earlier of 10 years from the date of grant or three months following cessation of service on the board and (v) contain such other terms and conditions as the board determines. The annual restricted stock grant vests in full on the second anniversary of the date of grant.

Equity Compensation Plan Information

The following table summarizes, as of January 31, 2007, the outstanding options under our 2006 Stock Incentive Plan, 1997 Stock Incentive Plan, 1994 Stock Option Plan, 1994 Director Option Plan and 2000 Employee Stock Purchase Plan, all of which plans were approved by our stockholders. The shares covered by outstanding options and warrants are subject to adjustment for changes in capitalization, stock splits, stock dividends and similar events.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders
2006 Stock Incentive Plan	24,800	$7.15	1,575,200
1997 Stock Incentive Plan	2,554,040	$5.05	35,826	(1)
1994 Director Option Plan	16,000	$1.96	—	(2)
2000 Employee Stock Purchase Plan			32,131
Total	2,594,840	$5.05	1,643,157
Equity Compensation Plans Not Approved by
Security Holders	n/a	n/a	n/a
Total	n/a	n/a	n/a

(1)          The 1997 Stock Incentive Plan terminated on March 28, 2007 and no further awards will be made pursuant to this plan.

(2)          The 1994 Director Option Plan terminated on January 28, 2004 and no further awards will be made pursuant to this plan.

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee are Mr. Pigliucci (Chairman), Mr. Cousins and Ms. Heard, none of whom was a current or former officer or employee and none of whom had any related person transaction involving our company.

Report of the Compensation Committee

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the
Board of Directors
Riccardo Pigliucci (Chairman)
William M. Cousins, Jr.
Marian L. Heard

OTHER MATTERS

The board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable and documented out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on its review of copies of reports filed by all officers, directors and beneficial owners of more than 10 percent of our common stock who are persons required to file reports pursuant to Section 16(a) of the Exchange Act, or written representations from certain reporting persons, we believe that during fiscal year 2006 all filings required to be made by our reporting persons were timely made in accordance with the requirements of the Exchange Act.

Deadline for Submission of Stockholder Proposals for the 2008 Annual Meeting

In order to be included in the proxy material for the 2008 annual meeting of stockholders, stockholders’ proposed resolutions must be received by us at the address set forth above no later than December 11, 2007.

If a stockholder wishes to present a proposal before the 2008 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion on the proxy statement and proxy card, the stockholder must give written notice to us at the address set forth above. The required notice must be given by February 28, 2008. If a stockholder fails to provide timely notice of a proposal to be presented at the 2008 annual meeting of stockholders, the proxies designated by our board of directors will have discretionary authority to vote on that proposal.

By Order of the Board of Directors,

RICHARD J. FALESCHINI
President and Chief Executive Officer

April 11, 2007

The board of directors encourages stockholders to attend the annual meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the annual meeting and your cooperation will be appreciated. Stockholders who attend the annual meeting may vote their stock personally even though they have sent in their proxies.

BIOSPHERE MEDICAL, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
Annual Meeting of Stockholders—May 10, 2007

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Richard J. Faleschini and Martin J. Joyce or each or either of them with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2007 Annual Meeting of Stockholders of BioSphere Medical, Inc., and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no other indication is made, the proxies shall vote “FOR” proposal number 1.

A vote FOR the director nominees is recommended by the Board of Directors.

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY IN ENCLOSED REPLY ENVELOPE

ADDRESS CHANGES/COMMENTS?

(If you noted any address changes/comments above, please mark corresponding box on other side)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

BIOSPHERE MEDICAL, INC. 1050 HINGHAM STREET, ROCKLAND, MA 02370 ATTN: INVESTOR RELATIONS

VOTE BY INTERNET—www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BioSphere Medical, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717
TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS	KEEP THIS PORTION FOR YOUR RECORDS

Please detach along perforated line and mail in the envelope provided.

1.                 Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	☐	Timothy J. Barberich
		☐	William M. Cousins, Jr.
		☐	Richard J. Faleschini
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Marian L. Heard
		☐	Alexander M. Klibanov, Ph.D.
☐	FOR ALL EXCEPT (See instructions below)	☐	John H. MacKinnon
		☐	Riccardo Pigliucci
		☐	David P. Southwell

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the square next to each nominee you wish to withhold, as shown here: ☒

Please read the reverse side of this card.

Please be sure to sign and date this Proxy.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and write them on the back where indicated. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.